EXHIBIT 10.26 AMCARE TERMINATION AGREEMENT

                              TERMINATION AGREEMENT

     This Termination Agreement (this "Agreement") is entered into as of this 5 day of April, 2007, by and between Bridgetech Holdings International, Inc., a Delaware corporation, ("Amcare") and Bridgetech Holdings International, Inc., Delaware corporation ("Bridgetech"), collectively referred to hereinafter as the "Parties" or individually as a "Party."

                                 R E C I T A L S

     WHEREAS, the Parties hereto desire to fully and finally terminate any and all claims which may exist between them in connection with that certain joint venture agreement entered into by the Parties and accepted by Bridgetech on or about April 10, 2005 in which Amcare agreed to enter into a joint venture agreement.

WHEREAS, AMCARE is an affiliate of Johns Hopkins International Medical Laboratories;

WHEREAS, AMCARE is in the business of providing laboratory medicine and pathology services in select global markets;


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WHEREAS, BRIDGETECH has developed a network of research and development, manufacturing and distribution relationships in China;

WHEREAS, BRIDGETECH and AMCARE wish to form two joint ventures, each in the form of a new corporation to be organized under the Delaware General Corporation Law, for the respective purposes set forth below:

          a. the development and operation of a clinical research organization within China (including Hong Kong) and Taiwan ("NEWCO1"),

          b. the development and operation of clinical diagnostic anatomic and clinical pathology labs within China (including Hong Kong) and Taiwan ("NEWCO2");

WHEREAS, Newco1 and Newco2 will each be jointly owned by BRIDGETECH and AMCARE in accordance with the provisions of this Agreement and the Related Agreements, and will be operated in accordance with the terms of this Agreement and the Related Agreements.

     1. Termination of joint venture agreement. The Parties agree to terminate the joint venture agreement and any obligations, rights, or any other similar interest each may have with respect to the other arising from the joint venture agreement.

     2. Release of Claims. In consideration of the mutual releases made pursuant to this Agreement, the Parties, on behalf of themselves and their agents, personal representatives, and assigns, past, present, and future, hereby releases and forever discharges the other Party, any parent organization of the other Party, any organization that controls, is controlled by, or is under common control with the other Party, and each of their respective partners, affiliates, associates, officers, directors, shareholders, managers, members, employees, attorneys, accountants, insurers, agents, representatives, predecessors, successors, and assigns, past, present, and future (collectively, "Affiliates"), from any and all legal claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, controversies, debts, costs, expenses, damages, judgments, orders, and liabilities of whatever kind or nature in law, equity, or otherwise, whether now known or unknown, suspected or unsuspected, concealed or hidden, of any kind or nature whatsoever, which have ever existed or may have existed, or which do exist or which hereafter can, shall, or may exist arising out of the Joint venture agreement, occurring or existing at any time. Nothing in this section shall release parties from obligations arising from other agreements between the parties, including without limitation any strategic alliance agreements, joint venture agreements, or engagement agreements.

     3. Further Assurances. The Parties intend this Agreement to be a complete and final settlement of the matters between them related to the joint venture agreement. Accordingly, each Party agrees to execute such further documents and to take such further actions as may be necessary or desirable to finally and fully settle all such matters which have arisen or which may subsequently arise between them.

     4. Successors and Assigns. This Agreement shall be binding on and shall inure to the benefit of the parties and their respective heirs, personal representatives, successors, and assigns.

     5. Amendments and Waivers. No amendment or waiver of any provision of this Agreement shall be effective unless it is in writing and is signed by every one of the parties hereto.

     6. Notices. Any notice required hereunder to be given by either Party shall be in writing and shall be delivered personally or sent by certified or registered mail, postage prepaid, or by private courier, with written verification of delivery, or by facsimile transmission to the other Party to the address or telephone number set forth below or to such other address or telephone number as either Party may designate from time to time according to this provision. A notice delivered personally shall be effective upon receipt. A notice sent by facsimile transmission shall be effective twenty-four hours after the dispatch thereof. A notice delivered by mail or by private courier shall be effective on the third day after the day of mailing.


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     To Bridgetech at:                    To AMCARE at:

402 West Broadway                   5801 Smith Avenue, Suite 305
26th Floor                          Baltimore, Maryland 21207
San Diego, CA  92101                USA
Attn: Michael Chermak               Attn: Mohan Chellappa
Phone 619-564-7100                  Phone: 410-735-6558
Fax: 619-564-1047                   Fax: 410-735-6552

     7. Equitable Remedies. Each Party acknowledges and agrees that the breach or threatened breach of certain provisions of this Agreement would cause irreparable harm for which damages at law would be an inadequate remedy. Accordingly, each Party hereby agrees that, in any such instance, the threatened or injured Party shall be entitled to seek injunctive or other equitable relief in addition to any other remedy to which he or it may be entitled, including money damages.

     8. Severability. If any provision of this Agreement is found to be unenforceable by a court of competent jurisdiction, the remaining provisions shall nevertheless remain in full force and effect.

     9. Entire Agreement. This Agreement constitutes the full and complete understanding of the Parties hereto with respect to the subject matter covered herein and supersedes all prior oral or written understandings and agreements with respect thereto. No modification or amendment to this Agreement shall be effective unless it is contained in a written document that is signed by both Parties.

     10. Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of StateplaceDelaware. The Parties further agree that proper venue and jurisdiction for any dispute under this Agreement shall lie with the courts in CityplaceSan Diego County, StateCalifornia.

     IN WITNESS WHEREOF, the Parties hereto have signed this Agreement by their duly authorized representative as of the date first given above. This Agreement may be executed in counterparts, all of which together shall constitute one and the same instrument.


AMCARE LABS INTERNATIONAL, INC.          BRIDGETECH HOLDINGS INTERNATIONAL, INC.


/s/ Mohan Chellappa                      /s/ Michael Chermak
Mohan Chellappa, Pres                    Michael Chermak CEO